                                                                      Exhibit 12

                    UNION TANK CAR COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Thousands)

                                  Line                               For the year ended December 31,
                                             ------------------------------------------------------------------------
                                 number        2000            1999            1998            1997            1996
                                 ------      --------        --------        --------        --------        --------
Income Available for
   Fixed Charges:
------------------------------
Income from continuing
  operations                        1        $141,314        $132,568        $142,307        $120,337        $119,069

Provision for federal income
  taxes and foreign taxes           2          74,194          73,342          82,482          69,255          68,371

Provision for state income
  taxes                             3           3,828           4,925           4,909           4,648           3,256

Fixed charges (line 8)              4         100,189          94,142          91,601          92,707          89,598
                                             --------        --------        --------        --------        --------
Income available for fixed
  charges                           5        $319,525        $304,977        $321,299        $286,947        $280,294
                                             ========        ========        ========        ========        ========
Fixed Charges:
------------------------------
Interest expenses (including
  amortization of debt
  discount) as shown on the
  consolidated statement of
  income                            6        $ 76,641        $ 73,298        $ 71,478        $ 75,687        $ 72,494

Add interest portion of rent
  expense                           7          23,548          20,844          20,123          17,020          17,104
                                             --------        --------        --------        --------        --------
Total fixed charges                 8        $100,189        $ 94,142        $ 91,601        $ 92,707        $ 89,598
                                             ========        ========        ========        ========        ========

Number of times fixed
 charges were earned
  (line 5/line 8)
                                                 3.19  x         3.24  x         3.51  x         3.10  x         3.13  x
                                             ========        ========        ========        ========        ========
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